Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT dated 21 November, 2013 by and among Oxford Immunotec Global PLC and certain shareholders

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made on 21 November 2013 by and among the following parties:

(1)

QUESTER VENTURE PARTNERSHIP, a limited partnership registered in England and Wales under the Limited Partnership Act 1907 with registered number LP7736 acting by its general partner Quester Venture GP Partnership in its capacity as general partner of Quester Venture GP Limited whose registered office is 16 Charlotte Square, Edinburgh, EH2 4DF (“QVP”);

THE ISIS COLLEGE FUND NO.1 LIMITED PARTNERSHIP a limited partnership with registered number LP6582, acting by its general partner Quester Academic GP Limited whose registered office is 33 Glasshouse Street, London, W1B 5DG (“ICF 1”);

THE ISIS COLLEGE FUND N0.2 LIMITED PARTNERSHIP a limited partnership with registered number LP6583, acting by its general partner Quester Academic GP Limited whose registered office is 33 Glasshouse Street, London, WI B 5DG (“ICF 2”);

THE SECOND ISIS COLLEGE FUND LIMITED PARTNERSHIP a limited partnership with registered number LP11507, acting by its general partner Quester Academic GP Limited whose registered office is 33 Glasshouse Street, London, WIB 5DG (“Second ICF”);

(QVP, ICF I, ICF 2 and Second ICF being together referred to in this Agreement as “Spark”);

(2)	ESPRIT NOMINEES LTD (on behalf of DFJ Esprit II L.P. and DFJ Esprit IV L.P.) whose registered office is at 14 Buckingham Gate, London SW1E 6LB (“Esprit”);

(3)	THE CHANCELLOR, MASTERS AND SCHOLARS OF THE UNIVERSITY OF OXFORD whose administrative office is c/o the Director, OSEM, Magdelen Centre, Oxford Science Park, Oxford, OX4 4GA (the “University”);

(4)	CLARUS LIFESCIENCES I LP of 101 Main Street, Suite 1210 Cambridge, MA 02142 (“Clarus”);

(5)	WELLINGTON PARTNERS MANAGEMENT LIMITED, 11-15 Seaton Place, St. Helier, Jersey JE4 0QH Jersey with correspondence to Wellington Partners, Theresien Strasse 6, 80333 Munich, Germany (“Wellington”);

(6)

NATIONAL TECHNOLOGY ENTERPRISES COMPANY a company with its registered office at 2294 Safat, 13023 Kuwait which is registered with the commercial register at the lower court of Kuwait City under 88575 (“NTEC”);

(7)	NEW LEAF VENTURES II L.P. is a Delaware limited partnership with file number 4426311 of 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801 (“NLV”);

(8)	KAISER PERMANENTE VENTURES LLC - SERIES A, a Delaware limited liability company, Delaware file number 100358342-47067848, with an address at One Kaiser Plaza, 22nd Floor, Oakland, CA 94612 (“KP1”);

KAISER PERMANENTE VENTURES LLC - SERIES B, a Delaware limited liability company, Delaware file number l 00358342-47067848, with an address at One Kaiser Plaza, 22nd Floor, Oakland, CA 94612 (“KP2”);

THE PERMANENTE FEDERATION LLC - SERIES I, a Delaware limited liability company, Delaware file number 8277110, with an address at One Kaiser Plaza, 22nd Floor, Oakland, CA 94612 (“PF1”);

THE PERMANENTE FEDERATION LLC SERIES J, a Delaware limited liability company, Delaware file number 8277110, with an address at One Kaiser Plaza, 22nd Floor, Oakland, CA 94612 (“PF2”);

(“KP1”, “KP2”, “PF1” and “PF2” together being “Kaiser”);

(9)	KINGS ARMS YARD VCT PLC, a company incorporated in England and Wales (registered no. 03139019) whose registered office is I King's Arms Yard, London, England EC2R 7AF (“Kings”);

(10)

IMPERIAL INNOVATIONS BUSINESSES LLP, a limited liability partnership incorporated in England and Wales (registered no. OC333709) whose registered office is 52 Princes Gate, Exhibition Road, London SW7 2PG (“Imperial”);

(11)

INVESCO ASSET MANAGEMENT LIMITED, a company incorporated in England and Wales (registered number 00949417) whose registered office is 30 Finsbury Square, London EC2A 1AG acting as agent for and on behalf of INVESCO PERPETUAL INCOME FUND (“Invesco,” and together with the persons named in the foregoing paragraphs (1) to (10), the “Shareholders”); and

(12)

OXFORD IMMUNOTEC GLOBAL PLC a company incorporated in England and Wales with registered number 08654254 whose registered office is at 94C Milton Park, Abingdon, OX14 4RY, England (the “Company,” and together with the Shareholders, the “Parties”).

RECITALS

(A)	On 15 June 2012 the Shareholders entered into an amended and restated subscription and shareholders’ agreement (as amended, the “SHA”) that provided for registration rights of certain parties thereto.

(B)

The Parties have agreed, conditional on an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of any securities of the Company on a U.S. exchange including, without limitation, NASDAQ (the “IPO”), to terminate the SHA and, in connection with such termination, to enter into this Agreement to set forth the registration rights of the Parties following the IPO.

AGREEMENT

The Company and the Parties agree as follows:

1.	Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended (and any successor thereto), and the rules and regulations promulgated thereunder;

“Form S-1” means such form under the Securities Act as in effect on the date hereof, including without limitation Form F-1 if applicable, or any successor form under the Securities Act;

“Form S-3” means such form under the Securities Act as in effect on the date hereof, including without limitation Form F-3 if applicable, or any successor form under the Securities Act;

“Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 12 of this Agreement;

“Ordinary Shares” means the ordinary shares in the capital of the Company;

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC;

“Registrable Securities” means (i) all Ordinary Shares that are not then subject to vesting (but including shares that were at one time subject to vesting to the extent they have vested), (ii) all Ordinary Shares issuable upon exercise, conversion or exchange of any option, warrant or convertible security and (iii) all Ordinary Shares directly or indirectly issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of unit or share dividend or unit or share split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization; provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his, her or its rights under this Agreement are not duly assigned or not assignable. Notwithstanding the foregoing, Ordinary Shares or other securities shall be treated as Registrable Securities only if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale (including, without limitation, a transaction pursuant to Rule 144), or (C) the Holder thereof is entitled to exercise any right provided in this Agreement in accordance with Section 15(ii) below;

“Registrable Securities then outstanding” shall be determined by the number of Ordinary Shares outstanding which are, and the number of Ordinary Shares issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

“Rule 144” means Rule 144 under the Securities Act, or any successor rule or regulation;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder; and

“underwriting” means an underwritten public offering of securities, including any bought deal or block sale to a financial institution conducted as an underwritten public offering of securities.

2.	Request for Registration.

(a)

If the Company receives at any time after six months after the effective date of the IPO registration statement a written request from the Holders of at least a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least US$10,000,000 of Registrable Securities, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 2(b), use its best efforts to file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered in a written request received by the Company within 10 days of the mailing of such notice by the Company.

(b)

If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the written notice referred to in subsection 2(a). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2, if the underwriter advises the Initiating Holders and the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)	In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2:

(i)	after the Company has effected two registrations pursuant to this Section 2 and such registrations have been declared or ordered effective;

(ii)	if the Company has effected a registration pursuant to this Section 2 within the preceding 12 months, and such registration has been declared or ordered effective;

(iii)

during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 3, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iv)	if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 4 below; or

(v)

if the Company furnishes to Holders requesting a registration pursuant to this Section 2, a certificate signed by the CEO stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration to be effected at such time in which event the Company shall have the right to defer such filing for a period of not more than 60 days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than twice in any 12 month period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such 60 day period other than pursuant to a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered.

3.	Company Registration.

(a)

If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its shares under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration statement filed pursuant to Section 2, or relating solely to the sale of securities to participants in a Company share incentive plan or a merger or acquisition transaction, or a registration in which the only shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered, or any registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 10 days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 8, use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

(b)

The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 7 hereof.

4.	Form S-3 Registration.

If the Company receives from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)	promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)

use commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 10 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$5,000,000; (iii) if the Company furnishes to the Holders a certificate signed by the CEO stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Holder or Holders under this Section 4; provided, however, that the Company shall not utilize this right more than twice in any 12-month period; (iv) if the Company has, within the 12 month period preceding the date of such request, already effected two registrations pursuant to this Section 4; or (v) during the period ending 90 days after the effective date of a registration statement subject to Section 2 or 3; provided that, with respect to clause (iii), the Company shall not register any securities for its own account or that of any other shareholder during such 60 day period other than pursuant to a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase or similar plan; a registration on any form that does include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered;

(c)

Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 4 shall not be counted as registrations effected pursuant to Section 2.

(d)

The provisions of Section 2(b) hereof shall apply in the event that the Holders initiating the registration request pursuant to this Section 4 intend to distribute the Registrable Securities covered by their request by means of an underwriting. For the avoidance of doubt, any request for an underwriting pursuant to this Section 4 shall be treated as a request for registration.

5.	Obligations of the Company.

Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)

Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 consecutive days, or until the distribution described in such registration statement is completed, if earlier. Notwithstanding any other provision contained in this Agreement, each Holder understands that there may be periods during which the Board may determine, in good faith, that it is in the best interest of the Company and its shareholders to defer disclosure of non-public information until such information has reached a more advanced stage and that during such periods sales of Registrable Securities and the effectiveness of any registration statement covering Registrable Securities may be suspended or delayed but in no event shall such suspended or delayed period exceed 60 days. Each Holder agrees that upon receipt of any notice from the Company of the development of any non-public information, such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to a registration statement relating to such Registrable Securities until such Holder’s receipt of copies of an appropriately supplemented or amended prospectus and, if so directed by the Company, such Holder will use its best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the applicable time period during which a Registration Statement is to remain effective shall be extended by a number of days equal to the period from and including the date of the giving of such notice to and including the date when each seller of a Registrable Security covered by such registration statement shall have received the copies of the appropriate supplemented or amended prospectus.

(b)

Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

(c)

Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)

Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “Blue Sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)

In the event of any underwriting, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)

Notify each Holder of Registrable Securities covered by such registration statement of (i) the effectiveness of such registration statement, (ii) the filing of any post-effective amendments to such registration statement, or (iii) the filing of a supplement to such registration statement.

(g)

Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(h)

Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed, or on such securities exchange as shall be selected by the Company.

(i)

Make available for inspection upon reasonable written notice during the Company’s regular business hours by each Holder of Registrable Securities covered by such registration statement, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such Holder or underwriter, all material financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement; provided, however, that the Company may require the Holder to execute a confidentiality and nondisclosure agreement prior to any such visit and inspection; and provided, further, that disclosure of third-party information in respect of which the Company has confidentiality obligations pursuant to any agreement between the Company and a third party shall be subject to the terms of any such agreement, and the Company shall make reasonable efforts to accommodate such disclosure under any such agreement. Each Holder of Registrable Securities covered by such registration statement agrees to use the same degree of care such Holder uses to protect its own confidential information, but in no event less than reasonable care, to keep confidential information furnished to it by the Company pursuant to this Section 5(i) for a period of three years (so long as such information is not in the public domain; provided, however, such Holder’s obligation to keep information confidential under this Section 5(i) shall not apply (a) to information which such Holder learns from a third party with the right to make such disclosure, provided the Holder complies with the restrictions imposed by the third party, (b) to information which is in the Holder’s possession prior to the time of disclosure by the Company and not acquired by the Holder under a confidentiality obligation, (c) to the extent (after requesting and pursuing confidential treatment to the extent reasonably possible) the Holder is required to disclose such information by law or a government regulatory authority, (d) to the extent (after requesting and pursuing confidential treatment to the extent reasonably possible) the Holder is required to disclose such information by court order, and (e) to information disclosed to any partner, subsidiary, parent, legal counsel or advisor of such Holder for the purpose of evaluating or monitoring its investment in the Company.

(j)

Provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(k)

Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, (i) an opinion of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a “comfort” letter from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

(l)

Cooperate with each Holder of Registrable Securities covered by such registration statement and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the regulatory authority of the applicable recognised investment exchange in the United States.

(m)

Ensure that, at all times after any such registration statement shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

6.	Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

7.	Expenses of Registration.

(a)

Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements (not to exceed US$30,000) of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2; provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit any rights pursuant to Section 2. The Company shall be obligated to pay such expenses only in respect of the first two successfully completed registrations in aggregate effected pursuant to Section 2 or 3.

(b)

Registration of Form S-3. The Company shall pay all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company in connection with the filing of Registration Statements of Form S-3.

8.	Underwriting Requirements.

In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below 30 per cent of the total amount of securities included in such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro-rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

9.	Delay of Registration.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

10.	Indemnification.

In the event any Registrable Securities are included in a registration statement under this Agreement:

(a)

To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will reimburse each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)

To the extent permitted by law, each selling Holder will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 10(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damages, liability or action; however, the indemnity agreement contained in this subsection 10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall (i) any indemnity under this subsection 10(b) exceed the net proceeds from the offering received by such Holder; or (ii) any indemnity under this subsection 10(b) be applicable if the loss, claim, damage, liability or action arose due to any Violation which was caused by the gross negligence of the Company.

(c)

Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defence thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the extent so prejudiced to the indemnified party under this Section 10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 10.

(d)

If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault and the relative benefit received by of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 10(d) exceed the net proceeds from the offering received by such Holder and, provided further, that no person guilty of fraud shall be entitled to contribution. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The relative benefits received by the indemnifying party and the indemnified party shall be determined by reference to the net proceeds and underwriting discounts and commissions from the offering received by each such party.

(e)

Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)	The obligations of the Company and Holders under this Section 10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

11.	Reports Under the Exchange Act.

With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

(a)

make and keep available adequate current public information, as those terms are understood and defined in Rule 144, at all times after the effective date of the IPO so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)

to take such action, including the voluntary maintenance of registration of its Ordinary Shares under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;

(c)

file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such requirements); and

(d)

furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the IPO registration statement), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form. For purposes of this Section 11, any document publicly available on the SEC’s EDGAR system shall be considered to have been furnished to a Holder.

12.	Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) that, after such assignment or transfer, holds of at least 2,000,000 shares of such securities (subject to Adjustment) (or if the transferring Holder owns less than 2,000,000 shares of such securities, then all Registrable Securities held by the transferring Holder), (ii) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, (iii) that is an affiliated fund or entity of the Holder, which means with respect to a limited liability company, a limited partnership or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an “Affiliated Fund”), (iv) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (v) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member; provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees in writing (a copy of which writing is provided to the Company at the time of transfer) to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Agreement.

13.	Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the then outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2, 3 or 4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration.

14.	Lock-Up Agreement.

(a)

Lock-Up Period; Agreement. In connection with any underwriting and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees, to the extent permitted by law and/or regulation, not to sell, lend, pledge, offer make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of or transfer, directly or indirectly, any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 90 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such underwriting.

(b)

Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 14(a)).

15.	Termination of Registration Rights.

No Holder shall be entitled to exercise any right provided for in this Agreement after the earlier of (i) seven years following the consummation of the IPO, (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three-month period without registration or (iii) upon termination of the Agreement.

16.	Miscellaneous.

(a)

Amendment, Termination, etc. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Shareholders that hold a majority of the Registrable Securities held by all the Shareholders; provided, however, that any amendment, modification, extension or waiver (an “Amendment”) shall also require the consent of any Shareholder who would be disproportionately and adversely affected thereby. Each such Amendment shall be binding upon each of the Parties and each Holder subject hereto. In addition, each of the Parties and each Holder subject hereto may waive any right hereunder by an instrument in writing signed by such party or holder. This Agreement may be terminated only by an agreement in writing signed by the Company and each of the Shareholders who then hold Registrable Securities. No termination under this Agreement shall relieve any Person of liability for breach prior to termination. In the event this Agreement is terminated, each person entitled to indemnification or contribution under this Agreement shall retain such indemnification and contribution rights respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

(b)	Certain Matters of Construction. In this Agreement:

(i)      The words “hereof,’ “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(ii)     The word “including” shall mean including, without limitation;

(iii)    Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined;

(iv)    The masculine, feminine and neuter genders shall each include the other; and

(v)     References to Sections, unless otherwise specified, shall refer to Sections of this Agreement.

(c)

Authority; Effect. Each Party hereto represents, and warrants to, and agrees with each other Party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such Party and do not violate any agreement or other instrument applicable to such Party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the Parties hereto, or to constitute any of such Parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such Party pursuant to this Agreement.

(d)

Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(i) by hand (in which case, it will be effective upon delivery);

(ii) by e-mail or facsimile (in which case, it will be effective upon receipt of confirmation of good transmission if prior to 5pm (local time of the recipient) on a business day or, if not, on the next succeeding business day); or

(iii) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the business day after being deposited with such courier service).

If to the Company, notice should be provided to:

Oxford Immunotec Global PLC

c/o Oxford Immunotec Inc.

700 Nickerson Road, Suite 200

Facsimile: (508) 481-4672

E-mail: raltieri@oxfordimmunotec.com

Attention: Richard M. Altieri

If to a Holder, notice should be provided to the contact information on the Company’s records.

(e)

Merger; Binding Effect, etc. This Agreement constitutes the entire agreement of the parties with respect to their subject matter, supersede all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Shareholder or other Party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

(f)

Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

(g)	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

(h)

Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

(i)

No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(j)

Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(k)

Consent to Jurisdiction. Each Party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the state of New York, New York County or any federal courts sitting in the Southern District of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees neither to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any Party hereto is or becomes a Party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any Party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each Party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at the address provided for in this Agreement is reasonably calculated to give actual notice.

(l)

WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(m)

Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

(n)

Capacity of Invesco. Each of the Parties acknowledges and agrees that: (i) Invesco Asset Management Limited is acting at all times as agent for and on behalf of its discretionary managed clients; and (ii) Invesco Asset Management Limited shall have no liability as principal under this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Registration Rights Agreement has been executed as of the date first set forth above.

QUESTER VENTURE GP LIMITED	)	/s/ Jonathan Gee
in its capacity as general partner of QUESTER	)	Jonathan Gee
VENTURE GP PARTNERSHIP in its capacity as	)	Director
general partner of	)	/s/ [Illegible]
QUESTER VENTURE PARTNERSHIP	)	[Illegible]
acting by:	)	Director/~~Secretary~~

QUESTER ACADEMIC GP LIMITED	)	/s/ Jonathan Gee
in its capacity as general partner of	)	Jonathan Gee
THE ISIS COLLEGE FUND	)	Director
NO. 1 LIMITED PARTNERSHIP	)	/s/ [Illegible]
acting by:	)	[Illegible]
Director/~~Secretary~~

QUESTER ACADEMIC GP LIMITED	)	/s/ Jonathan Gee
in its capacity as general partner of	)	Jonathan Gee
THE ISIS COLLEGE FUND	)	Director
NO. 2 LIMITED PARTNERSHIP	)	/s/ [Illegible]
acting by:	)	[Illegible]
Director/~~Secretary~~

QUESTER ACADEMIC GP LIMITED	)	/s/ Jonathan Gee
in its capacity as general partner of	)	Jonathan Gee
THE SECONDARY ISIS COLLEGE FUND	)	Director
LIMITED PARTNERSHIP	)	/s/ [Illegible]
acting by:	)	[Illegible]
Director/~~Secretary~~

Signature Page to Registration Rights Agreement

ESPRIT NOMINEES LTD	)	/s/ [Illegible]
acting by:	)	[Illegible]
Director
/s/ [Illegible]
[Illegible]
Director/Secretary

affixing	)
THE COMMON SEAL of	)
THE CHANCELLOR, MASTERS AND	)
SCHOLARS OF THE UNIVERSITY OF	)	~~Vice Chancellor/Registrar/~~
OXFORD	)	~~Deputy Registrar/Director of~~
in the presence of : /s/ [Illegible]	)	~~Finance/~~Deputy University
[Illegible]		Secretary
/s/ Ms E. Rampton
Ms E. Rampton
CLARUS VENTURES I, LLC	)
in its capacity as general partner of	)
CLARUS VENTURES I, Management, L.P.	)	/s/ Michael Steinmetz
in its capacity as general partner of	)	Michael Steinmetz
CLARUS LIFESCIENCES I, L.P.	)	Manager
acting by:	)	~~Director/Secretary~~

Signature Page to Registration Rights Agreement

EXECUTED as a DEED by	)
WELLINGTON PARTNERS MANAGEMENT	)	/s/ Ernst Mannheimer
LIMITED		Ernst Mannheimer
In the presence of: /s/ Harold Keller	)	Authorized Signatory
Witness name: Harold Keller	)	director

director/secretary

NATIONAL TECHNOLOGY ENTERPRISES	)	/s/ Anas J. H. E. Meerza
COMPANY	)	Anas J. H. E. Meerza
acting by:	)	General Manager

Director/Secretary

NEW LEAF VENTURES II, L.P.	)
acting by its general partner	)
NEW LEAF VENTURE ASSOCIATES II L.P.	)	/s/ Craig L. Slutzkin
Acting by its general partner	)	Craig L. Slutzkin
NEW LEAF VENTURE MANAGEMENT	)	Chief Financial Officer
II L.L.C.	)	~~Managing Director~~

Signature Page to Registration Rights Agreement

KASIER PERMANENTE VENTURES LLC-)
SERIES A	)
acting by: /s/ Thomas Meier	)

Name: __Thomas Meier_____________________

Title: ___SVP & Treasurer___________________

KASIER PERMANENTE VENTURES LLC-)
SERIES B	)
acting by: /s/ Robert P. Ward	)

Name: __Robert P. Ward_____________________

Title: ___Sr. Director________________________

THE PERMANENTE FEDERATION LLC -)
SERIES I	)
acting by: /s/ Glen Henges	)

Name: __Glen Henges_______________________

Title: ___CFO_____________________________

THE PERMANENTE FEDERATION LLC -)
SERIES J	)
acting by: /s/ Glen Henges	)

Name: __Glen Henges______________________

Title: ___CFO____________________________

Signature Page to Registration Rights Agreement

ALBION VENTURES LLP for and	)	/s/ Andrew Elder
on behalf of KINGS ARMS YARD VCT PLC	)	Andrew Elder, Partner
	)	~~Director~~

~~Director/Secretary~~

Witness		/s/ Maxine Wishart
Maxine Wishart

IMPERIAL INNOVATIONS BUSINESS LLP	)	/s/Nigel Pitchford
acting by two members:	)	Nigel Pitchford
Director of Imperial Innovations Limited
/s/Nigel Pitchford
Nigel Pitchford
Director of Imperial Innovations
Investments Limited

INVESCO ASSET MANAGEMENT LIMITED	)
acting as agent for and on behalf of	)
INVESCO PERPETUAL INCOME FUND,	)
acting by: /s/ Graeme Proudfoot	)

Name: __Graeme Proudfoot___________________

Title: ___Director__________________________

	)	/s/ Richard Sandberg
OXFORD IMMUNOTEC GLOBAL PLC	)	Richard Sandberg
acting by:	)	Director
/s/ Elizabeth Keiley
Elizabeth Keiley
Director/Secretary

Signature Page to Registration Rights Agreement